Exhibit 99.1

[ASSURANT LOGO OMITTED]

Press Contact:	Investor Relations:
Allen Walker	Melissa Kivett	John Egan
Vice President, Corporate	Senior Vice President	Vice President
Communications	Investor Relations	Investor Relations
Phone: 212-859-7005	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
allen.walker@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Employees Receive Notification From SEC Regarding Ongoing Investigation of Certain Loss Mitigation Insurance Products

New York – July 5, 2007 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), announced today that the company has learned that Michael Steinman, senior vice president and chief actuary, Assurant Solutions /Assurant Specialty Property and Dan Folse, vice president-risk management, Assurant Solutions / Assurant Specialty Property, have each received a “Wells notice” from the staff of the Division of Enforcement of the U.S. Securities and Exchange Commission (the “SEC”) in connection with its ongoing investigation of certain loss mitigation insurance products. The Wells notices indicate that the SEC staff is considering recommending that the SEC bring a civil enforcement action against these individuals for violating various provisions of the federal securities laws. Under the SEC’s procedures, recipients of a Wells notice have the opportunity to respond to the SEC staff before the staff makes its formal recommendation to the Commission on whether any civil enforcement action should be brought by the SEC. As previously disclosed, the company continues to cooperate with the SEC in its investigation.

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses—Assurant Employee Benefits, Assurant Health, Assurant Solutions and Assurant Specialty Property—have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $20 billion in assets and $7 billion in annual revenue. The Assurant Web site is www.assurant.com.

###